UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                       Date of Report: September 27, 1999

                            THE QUIZNO'S CORPORATION
             (Exact name of registrant as specified in its charter)

           Colorado                000-23174               84-1169286
(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation)           File Number)         Identification No.)

        1415 Larimer Street, Denver, Colorado                 80202
      (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (303) 291-0999


                                      None
          (Former name or former address, if changes since last report)

Item 5. Other Events. Biography of persons elected Directors of The Quizno's
        Corporation:

RICHARD E. SCHADEN has been President and a Director of the Company since its inception on January 7, 1991. Mr. Schaden had been a principal and the chief operating officer of Schaden & Schaden, Inc., a company that owned and operated Quizno's franchised restaurants from 1987 to 1994 when it was sold to the Company. Mr. Schaden graduated Magna Cum Laude from the University of Colorado with a degree in Business Management and Finance.

J. ERIC LAWRENCE has been the Executive Vice President of the General Partner of Retail & Restaurant Growth Capital, L.P. ("RRGC"), a $60 million investment fund focused on providing growth and expansion capital to small businesses in the retail and restaurant industries, since December 1995. RRGC loaned $2,000,000 to the Company in 1996, which has been paid in full, and Mr. Lawrence serves on the Board pursuant to a contractual arrangement between the Company and RRGC. Mr. Lawrence has been extensively involved in the analysis of the financial, operational and managerial aspects of retail and restaurant companies throughout his career. Prior to coming to RRGC, he served as Vice President of Strategic Retail Ventures, Inc., a boutique financial consulting and private investment firm focusing on the needs of specialty retail and restaurant companies, from March 1993 to December 1995. Prior to SRV, Mr. Lawrence was a Senior Consultant with Arthur Andersen, in Dallas, Texas. Mr. Lawrence is a licensed C.P.A., and is a graduate of Southern Methodist University with a B.B.A. in Accounting and Minor in Economics, which included study abroad at Oxford University, Oxford, England.

MARK L. BROMBERG has been a self-employed management consultant providing strategic planning, positioning and senior management consulting services to the hospitality industry, for over five years. Mr. Bromberg is the former President & CEO of East Side Mario's Restaurants Inc., the Dallas based subsidiary of Pepsico, which he grew from one restaurant in 1988 to 30 in 1993 when it was sold to Pepsico. Mr. Bromberg has been the founder and President of a number of causal dining restaurant chains, including Mr. Greenjeans, Ginsberg & Wong and Lime Rickey's, and served as President of Prime Restaurant Group, the largest privately held restaurant chain in Canada. He holds a B.S. and an M.B.A. from Cornell University and remains highly involved in foodservice education as a curriculum advisor and guest lecturer. He is a past chairman of the Canadian Restaurant and Foodservice Association and is a past director of the National Restaurant Association of the U.S. Mr. Bromberg was elected to the Board of Directors pursuant to a contractual arrangement with RRGC that required the election of an additional Board member acceptable to RRGC.

BRAD A. GRIFFIN has been the managing director of GriffCo Development, which develops, builds, leases and manages commercial and retail real estate, since 1994. He is also the managing director of Oasis Investment, a company that manages investment assets and trades Nasdaq and Exchange stocks and options.

FREDERICK H. SCHADEN is an Executive Vice President of the Automotive Consulting Group of Aon Consulting, Inc. Aon Consulting, Inc. is a subsidiary of Aon Corporation, a publicly held company with annual revenues of nearly $6 billion. He has been employed by Aon and its predecessors for over 25 years and has served as a senior officer of its affiliates since 1981. Mr. Schaden earned a B.S. in Business Administration from Xavier University in Cincinnati, Ohio

RICHARD F. SCHADEN has been a Vice President, Secretary and a Director of the Company since its inception on January 7, 1991. Mr. Schaden had been a principal of Schaden & Schaden, Inc., a company that owned and operated Quizno's franchised restaurants from 1987 to 1994 when it was sold to the Company. Mr. Schaden is the founding partner of the law firm of Schaden, Katzman, Lampert &McClune with offices in Bloomfield Hills, Michigan and Broomfield, Colorado. Mr. Schaden graduated from the University of Detroit with a Bachelor of Science in Aeronautical Engineering, received his Juris Doctorate from the University of Detroit Law School and is an internationally known, well-published attorney, specializing in aviation law. Prior to entering the legal profession, Mr. Schaden was an aeronautical engineer for Boeing Aircraft and Continental Aviation and Engineering. Mr. Schaden has been on the board of numerous private companies.


Exhibits

Exhibit 99.1 Press Release, dated September 28, 1999, announcing results of voting at the Company's Annual Meeting of Shareholders

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE QUIZNO'S CORPORATION


Date: September 30, 1999               By:/s/ John L. Gallivan
                                              John L. Gallivan
                                              Chief Financial Officer